                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-12


--------------------------------------------------------------------------------
                             CHENIERE ENERGY, INC.
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                             CHENIERE ENERGY, INC.

                               Two Allen Center
                         1200 Smith Street, Suite 1740
                          Houston, Texas  77002-4312

                                                            September 18, 2000
To the Stockholders of
Cheniere Energy, Inc.

Dear Stockholders:

     You are cordially invited to attend the special meeting of stockholders of Cheniere Energy, Inc., a Delaware corporation, at Two Allen Center, 1200 Smith Street, Suite 1740, Houston, Texas 77002 at 10:00 a.m. on Monday, October 16, 2000.

     We were notified by The Nasdaq Stock Market, Inc. on May 15, 2000 that our common stock would be delisted from The Nasdaq SmallCap Market if the share price of our common stock continued to be below $1.00. We have applied to Nasdaq for a hearing and the de-listing will be stayed during the hearing period. The board of directors has considered and approved a four-for-one reverse stock split in an effort to increase the share price of our common stock above $1.00. If a de-listing were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets.

     As described in the enclosed proxy statement, at the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt a reverse stock split, whereby four (4) of our outstanding shares of common stock owned by a stockholder would be exchanged for one (1) new share.

     You are urged to read the accompanying proxy statement, which provides you with a description of the terms of the proposed transaction.

     Your board of directors has determined that the reverse stock split is in the best interest of Cheniere and its stockholders and has unanimously approved the reverse stock split. The board unanimously recommends that you vote "for" the approval and adoption of the reverse stock split.

     It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, you are requested to complete, date, sign and return the enclosed proxy card in the postage-paid envelope provided. Failure to return a properly executed proxy card or vote at the special meeting, will have the same effect as a vote against approval of the reverse stock split. Executed proxy cards with no instructions indicated thereon will be voted for approval and adoption of the reverse stock split.

     Please do not send any of your stock certificates at this time. If the reverse stock split is consummated, you will be sent a letter explaining the procedures for exchanging your shares for cash or new shares.

     We look forward to seeing you at the special meeting of stockholders. If you have questions before the special meeting regarding the matters discussed in this letter, you may call Don A. Turkleson, our Chief Financial Officer, Secretary, and Treasurer, at (713) 659-1361.

                                 Very truly yours,

                                 /s/ Charif Souki
                                     ---------------------
                                     Charif Souki
                                     Chairman of the Board

                             CHENIERE ENERGY INC.

                               Two Allen Center
                         1200 Smith Street, Suite 1740
                          Houston, Texas  77002-4312

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Cheniere Energy Inc., a Delaware corporation, will be held at Two Allen Center, 1200 Smith Street, Suite 1740, Houston, Texas 77002 at 10:00 a.m. on Monday, October 16, 2000, for the following purposes:

1. To approve an amendment to Cheniere's Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) pursuant to which every four (4) shares of the outstanding common stock would be exchanged for one (1) new share of common stock; and

2. To transact such other business as may properly come before the special meeting or any adjournments thereof.

     The close of business on September 11, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.

     All stockholders are cordially invited to attend the special meeting in person. To assure your representation at the special meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the special meeting may vote in person even if such stockholder has returned a proxy.

     Whether or not you expect to attend the special meeting, please complete, sign, date and promptly mail your proxy in the envelope provided for your convenience. You may revoke this proxy at any time prior to the special meeting and, if you attend the special meeting, you may vote your shares in person.

                                 BY ORDER OF THE BOARD OF
                                 DIRECTORS

                                 /s/ Don A. Turkleson
                                 --------------------

                                 Don A. Turkleson, Secretary
                                 Dated: September 18, 2000

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ABOUT THE SPECIAL MEETING.....................................................................   1

SUMMARY OF THE REVERSE SPLIT..................................................................   3

SUMMARY OF OTHER MATTERS IN CONNECTION WITH THE MEETING.......................................   4

PROPOSAL REGARDING THE AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECTUATE REVERSE SPLIT..   5

OTHER BUSINESS................................................................................  11

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................................  11

OTHER MATTERS.................................................................................  13

                              CHENIERE ENERGY INC.

                                Two Allen Center
                         1200 Smith Street, Suite 1740
                             Houston, Texas 77002

                                PROXY STATEMENT

                   __________________________________________


     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Cheniere Energy, Inc. for use at a special meeting of stockholders to be held on Monday, October 16, 2000, or at any adjournments thereof, for the purposes set forth herein and in the foregoing notice. This proxy statement and the accompanying proxy card are being mailed to our stockholders on or about September 18, 2000.

     THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The following series of questions and answers highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement to fully understand the proposed reserve stock split to be voted on at the special meeting.

                           ABOUT THE SPECIAL MEETING

When and where is the special meeting?

     The special meeting will be held at 10:00 a.m. on Monday, October 16, 2000, at our offices, located at Two Allen Center, 1200 Smith Street, Suite 1740, Houston, Texas 77002.

What is the purpose of the special meeting?

     At the special meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including a proposal to amend our Amended and Restated Certificate of Incorporation to provide for a four-for-one reverse stock split, which we refer to as the "reverse split". If the stockholders approve the proposal, the board of directors will file a certificate of amendment with the Secretary of State of Delaware to effectuate the reverse split. We refer to this certificate as the "Certificate of Amendment".

Who is entitled to vote at the special meeting?

     Those who were stockholders of record of Cheniere at the close of business on September 11, 2000, the record date fixed by our board of directors, are entitled to vote at the special meeting. Each stockholder of record on the record date is entitled to one vote for each share then held on each matter submitted to a vote of the stockholders.

What are our objectives?

     We were notified by The Nasdaq Stock Market, Inc. in May, 2000 that our common stock would be delisted from The Nasdaq SmallCap Market if the share price of our common stock continued to be below $1.00.

     Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the ninety calendar days following notification by Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq/SmallCap. If a de-listing were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets.

     The principal objective of the reverse split proposal is to increase the market price of the our common stock above the Nasdaq minimum bid requirement (which does not adjust for the reverse split). We also believe that maintaining our Nasdaq/SmallCap listing may provide us with a broader market for our common stock and facilitate the use of our common stock in acquisitions and financing transactions in which we may engage.

How will these objectives be accomplished?

     If the reverse split is approved by the stockholders, each four (4) of our outstanding shares of common stock owned by a stockholder (which we will refer to as the "Old Shares"), would be exchanged for one (1) new share (which we will refer to as "New Shares"). The number of Old Shares for which each New Share is to be exchanged is referred to as the "exchange number." The reverse split will be effected simultaneously for all common stock and the exchange number will be the same for all common stock. Upon effectiveness of the reverse split, each option or warrant right for common stock would entitle the holder to acquire a number of shares equal to the number of shares which the holder was entitled to acquire prior to the reverse split divided by the exchange number at the exercise price in effect immediately prior to the reverse split multiplied by the exchange number.

     The principal purpose of the reverse split proposal is to increase the market price of the our common stock above the Nasdaq minimum bid requirement, which does not adjust for the reverse split. However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per New Share of our common stock after the reverse split will rise in proportion to the reduction in the number of Old Shares of our common stock outstanding resulting from the reverse split. There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq/SmallCap. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     For further information, see the discussion on page 6 under the heading "--Purpose and material effects of proposed reverse split".

                          SUMMARY OF THE REVERSE SPLIT

What effect will the reverse split have on me?

     You will receive one (1) New Share for each four (4) Old Shares that you own, and you will receive cash at the "market price" in lieu of any fractional share that would otherwise be issuable. The market price will be determined by calculating the average closing price of Cheniere common stock on the Nasdaq/SmallCap for the twenty business days prior to the day before Cheniere files the certificate of amendment effectuating the reverse split.

     For further information, see the discussion on page 6 under the heading "--Purpose and material effects of proposed reverse split".

Am I entitled to dissent from the reverse split?

     No. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

What are the federal income tax consequences of the reverse split?

     Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the consequences of the reverse split.

     Stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the reverse split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. Otherwise, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse split. The aggregate tax basis of the New Shares received in the reverse split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse split.

     For further information, see the discussion on page 10 under the heading "--Federal income tax consequences of the reverse split".

What is the board's recommendation?

     The board of directors unanimously recommends that you vote "FOR" the proposal to amend our Amended and Restated Certificate of Incorporation, effecting the reverse split.

     By written consent dated September 1, 2000, our board of directors unanimously approved the reverse split. The board of directors has unanimously concluded that the reverse split, is fair to, and in the best interests of, Cheniere and its stockholders.

What vote is required to approve the reverse split?

     The affirmative vote of a majority of all Old Shares outstanding on the record date is required to approve the amendment of our Amended and Restated Certificate of Incorporation to effectuate the reverse split.

     Abstentions and "broker non-votes" are counted as shares eligible to vote at the special meeting in determining whether a quorum is present, but do not represent votes cast with respect to any proposal. "Broker non-votes" are shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power. Abstentions and broker non-votes will have the same effect as a vote against the reverse split.

Has the company obtained an independent opinion regarding the reverse split?

     No.  We have not obtained any such opinion.

            SUMMARY OF OTHER MATTERS IN CONNECTION WITH THE MEETING

What do I need to do now?

     All Cheniere stockholders as of the record date will vote on the reverse split. Read this proxy statement and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be represented at the special meeting.

Can I change my vote after I have mailed my signed proxy card?

     Yes. You have an unconditional right to revoke your proxy at any time prior to its exercise, either in person at the special meeting or by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our offices.

What are the voting procedures at the special meeting?

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. If less than a majority of outstanding shares entitled to vote are represented at the special meeting, a majority of the shares so represented may adjourn the special meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken. A majority of our outstanding shares is required to adopt the proposal described in this proxy statement.

     Abstentions and "broker non-votes" are counted as shares eligible to vote at the special meeting in determining whether a quorum is present, but do not represent votes cast with respect to any proposal. "Broker non-votes" are shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power. Abstentions and broker non-votes will have the same effect as a vote against the reverse split.

     A proxy card is enclosed for use at the special meeting. When such proxy is properly executed and returned, the shares it represents will be voted at the special meeting, in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted for in favor of all proposals stated in the notice of special meeting and described in this proxy statement.

Should I send my stock certificates in now?

     No, do not send in your stock certificates now. After the reverse split is approved and effected, we will send you instructions for submitting your stock certificate(s) in exchange for a stock certificate representing your shares of New Shares and cash, if any, in lieu of fractional shares. For more information on what will occur if the reverse split is approved, see the discussion on page 9 under the heading "--Procedure for effecting reverse split and exchange of stock certificates".

 PROPOSAL REGARDING THE AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECTUATE
                                 REVERSE SPLIT

Background

     Our common stock is quoted on The Nasdaq SmallCap Market. In order for our common stock to continue to be quoted on the Nasdaq/SmallCap, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $2 million or a market capitalization of at least $35 million or net income (in latest fiscal year or two of the three last fiscal years) of at least $500,000 and our common stock must have an aggregate market value of shares held by persons other than officers and directors of at least $1,000,000, at least 300 persons who own at least 100 shares, AND a minimum bid price of at least $1.00 per share.

     Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the ninety calendar days following notification by Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq/SmallCap. If a de-listing were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets.

     On May 15, 2000, we received a letter from Nasdaq advising it that our common stock had not met Nasdaq's minimum bid price closing requirement for thirty consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the ninety calendar days ending August 14, 2000, our common stock would be de-listed at the close of business on August 16, 2000. We have applied to Nasdaq for a hearing and the de-listing will be stayed during the hearing period. We understand that it is Nasdaq's position that an ability to demonstrate sustained compliance is also required to achieve compliance with this requirement.

     The board of directors considered the potential harm to Cheniere of a delisting from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's listing standards. On September 1, 2000, the board adopted resolutions, subject to approval by our stockholders, to amend our Amended and Restated Certificate of Incorporation to: (i) effect a four for one stock combination (reverse stock split) of our outstanding shares of common stock, and (ii) provide cash payments to stockholders in lieu of, and in exchange for, any fractional shares they would have had as a result of the reverse split, at the "market price". The market price will be determined by calculating the average closing price of Cheniere common stock on the Nasdaq/SmallCap for the twenty business days prior to the day before

Cheniere files the Certificate of Amendment effectuating the reverse split. The reverse split will not change the number of our authorized shares of common stock or preferred stock or the par value of common stock or preferred stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00.

Purpose and material effects of proposed reverse split

     One of the key requirements for continued listing on Nasdaq/SmallCap is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq listing standards. We also believe that the higher share price which should result from the reverse split will help generate interest in Cheniere among investors. Furthermore, we believe that maintaining our Nasdaq/SmallCap listing may provide us with a broader market for our common stock and facilitate the use of our common stock in acquisitions and financing transactions in which we may engage.

     However, the effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per New Share of our common stock after the reverse split will rise in proportion to the reduction in the number of Old Shares of our common stock outstanding resulting from the reverse split. There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq/SmallCap. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     The reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse split cash at the market price. The market price will be determined by calculating the average closing price of Cheniere common stock on the Nasdaq/SmallCap for the twenty business days prior to the day before Cheniere files the Certificate of Amendment effectuating the reverse split.

     The reverse split would have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock. Each four (4) of our Old Shares owned by a stockholder would be exchanged for one (1) New Share. The reverse split will be effected simultaneously for all common stock and the exchange number will be the same for all common stock.

     The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 42,989,572 shares to approximately 10,747,393 shares, (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, one-fourth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to four times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance in our 1997 Stock Option Plan will be reduced to 1/4 of the number of shares currently included in such Plan.

     The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to 1/4th of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

     The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due the rounding up of fractional shares to the nearest whole share as described above. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

     Upon effectiveness of the reverse split, the number of authorized shares of common stock that are not issued or outstanding would increase from approximately 62.9 million to 105.7 million. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Cheniere with another company), the reverse split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the board of directors and stockholders. Other than the reverse split proposal, the board does not currently contemplate recommending the adoption of any other amendments to our Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of Cheniere.

Certain effects of the reverse split

     The following tables illustrate the principal effects of the reverse split on our common stock:

                                                           Prior to                  After
                                                        Reverse Split            Reverse Split
--------------------------------------------------------------------------------------------------
Number of Shares
Common Stock, $.003 par value:
  Authorized......................................            120,000,000              120,000,000
  Reserved for Issuance Pursuant to Outstanding                14,023,214                3,505,804
  Options and Warrants
  Outstanding /(1)/...............................             42,989,572               10,747,393
  Available for Future Issuance ..................             62,987,214              105,746,803

Financial Data: /(2)/
Stockholders' Equity as of June 30, 2000:
  Preferred Stock.................................                    -0-                      -0-
  Common Stock....................................                128,969                   32,242
  Additional Paid-in Capital......................             35,131,967               35,228,694
  Accumulated Deficit.............................             (5,522,485)              (5,522,485)
                                                             ------------             ------------

Total Stockholders' Equity........................             29,738,451               29,738,451
                                                             ------------             ------------

Net Income per share:

  Three months ended June 30, 2000
  Basic                                                      $       0.01             $       0.03
  Fully diluted                                              $       0.01             $       0.03

     /(1)/ Gives effect to the reverse split as if it occurred on the record date, subject to further adjustment.

     /(2)/ Financial data gives effect to the reverse split as if it occurred on January 1, 2000, subject to further adjustment.

     Stockholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by the exchange number). While we expect that the reverse split will result in an increase in the market price of our common stock, there can be no assurance that the reverse split will increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders of Cheniere who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

Procedure for effecting reverse split and exchange of stock certificates

     If the reverse split is approved by our stockholders, we will promptly file a certificate of amendment with the Secretary of State of the State of Delaware. The reverse split will become effective on the date of filing the certificate of amendment, which we will refer to as the "effective date". Beginning on the effective date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Fractional shares

     We will not issue fractional certificates for New Shares in connection with the reverse split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by four, will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash at a the market price. The market price will be determined by calculating the average closing price of Cheniere common stock on the Nasdaq/SmallCap for the twenty business days prior to the day before Cheniere files the Certificate of Amendment effectuating the reverse split.

No dissenter's rights

     Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Federal income tax consequences of the reverse split

     The following is a summary of certain material federal income tax consequences of the reverse split, and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the consequences of the reverse split.

     Stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the reverse split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse split. The aggregate tax basis of the New Shares received in the reverse split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse split.

     Our beliefs regarding the tax consequence of the reverse split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

     The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the state in which he resides.

Vote required and recommendation

     The board of directors unanimously recommends a vote "FOR" the reverse split Proposal. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE ON THIS PROPOSAL WILL BE REQUIRED FOR APPROVAL OF THE AMENDMENT.

                                OTHER BUSINESS

     The board knows of no other business to be brought before the special meeting. If, however, any other business should properly come before the special meeting, the person named in the accompanying proxy will vote proxies as in his discretion he may deem appropriate, unless he is directed by a proxy to do otherwise.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of September 11, 2000 (i) by each person who is known to us to be the owner of more than five percent (5%) of our common stock,
(ii) by each of our Directors, (iii) by each of our executive officers, and (iv) by all directors and executive officers of Cheniere as a group. As of September 11, 2000, there were issued and outstanding 42,989,572 shares of common stock of Cheniere.

                              Amount and Nature of                  Percent of
Name                          Beneficial Ownership                     Class
----                          --------------------                     -----

Arabella SA                              4,595,600  (1)                10.5%
Azure Energy Fund, Inc.                  3,000,030  (2)                 7.0%
BSR Investments, Ltd.                    4,124,645  (3)                 9.5%
Emanuel Batler                              81,000  (4)                   *
Nuno Brandolini                          4,595,600  (5)                10.5%
Keith F. Carney                            162,500  (6)                   *
William D Forster                        2,846,211  (7)                 6.6%
Michael L. Harvey                        1,022,500  (8)                 2.3%
Ron A. Krenzke                             525,000  (9)                 1.2%
Kenneth R. Peak                            235,000 (10)                   *
Charles M. Reimer                           63,571 (11)                   *
Charif Souki                                     - (12)                   *
Don A. Turkleson                            75,000 (13)                   *
Walter L. Williams                         250,000 (14)                   *
All directors and executive              9,856,382 (15)                21.4%
officers as a group (11
persons)

_________________
*    Represents less than 1%.

(1) Includes warrants to purchase 855,000 shares of the Company's Common Stock held by Arabella S.A. Arabella's address is: 35, rue Glesener, L-1621, Luxembourg.

(2) The address of Azure Energy Fund, Inc. is: c/o Azure Capital Management Ltd., c/o Scotia McLeod, Suite 1800, 700 2nd Street S.W., Calgary Alberta,T2P-2W1, Canada.

(3) BSR Investments, Ltd. is controlled by Nicole Souki, the President of BSR and the mother of Charif Souki. Charif Souki disclaims beneficial ownership of the shares. Includes warrants to purchase 626,067 shares of the Company's Common Stock. BSR's address is c/o Harney, Westwood & Riegels, Box 71, Craigmuir Chambers, Road Town, Tortola, B.V.I.

(4) Includes 27,000 shares issuable upon exercise of presently exercisable warrants held by Mr. Batler.

(5) Includes 3,740,600 shares and warrants to purchase 855,000 shares of Common Stock held by Arabella SA, of which Mr. Brandolini disclaims beneficial ownership. Mr. Brandolini serves as Chairman and Chief Executive Officer of Scorpion Holdings, Inc, which manages investments for Arabella SA. Mr. Brandolini also serves as a director of Arabella SA.

(6) Includes 162,500 shares issuable upon exercise of presently exercisable options. Excludes 287,500 shares issuable upon the exercise of options held by Mr. Carney but not exercisable within 60 days of the filing of this proxy statement.

(7) Does not include 100,000 shares held by a trust for the benefit of Mr. Forster's mother of which Mr. Forster is a 20% remainderman and of which shares he disclaims beneficial ownership. Mr. Forster's address is c/o Cheniere Energy, Inc., 1200 Smith Street, Suite 1740, Houston, TX 77002-4312.

(8) Includes 22,500 shares issuable upon exercise of presently exercisable options and 1,000,000 shares issuable upon exercise of presently exercisable warrants. Excludes 262,500 shares issuable upon the exercise of options held by Mr. Harvey but not exercisable within 60 days of the filing of this proxy statement.

(9) Includes 375,000 shares issuable upon exercise of presently exercisable options. Excludes 445,000 shares issuable upon the exercise of options held by Mr. Krenzke but not exercisable within 60 days of the filing of this proxy statement.

(10) Includes 35,000 shares issuable upon exercise of presently exercisable options and 200,000 shares issuable upon exercise of presently exercisable warrants held by Mr. Peak.

(11) Includes 35,000 shares issuable upon exercise of presently exercisable options held by Mr. Reimer.

(12) Does not include 3,498,578 shares nor warrants to purchase 626,067 shares of Cheniere Common Stock held by BSR Investments, Ltd. of which Charif Souki disclaims beneficial ownership. BSR Investments, Ltd. is controlled by Nicole Souki, the President of BSR Investments, Ltd. and the mother of Charif Souki.

(13) Includes 50,000 shares issuable upon exercise of presently exercisable options. Excludes 250,000 shares issuable upon the exercise of options held by Mr. Turkleson but not exercisable within 60 days of the filing of this proxy statement.

(14) Includes 200,000 shares issuable upon exercise of presently exercisable options and 20,000 shares owned by Mr. Williams' wife. Excludes 250,000 shares issuable upon the exercise of options held by Mr. Williams but not exercisable within 60 days of the filing of this proxy statement.

(15) Includes an aggregate of 880,000 shares issuable upon exercise of presently exercisable options and 2,082,000 shares issuable upon exercise of presently exercisable warrants. Excludes an aggregate of 1,495,000 shares issuable upon the exercise of options not exercisable within 60 days of the filing of this proxy statement. Includes 3,740,600 shares and warrants to purchase 855,000 shares of Common Stock, of which beneficial ownership is disclaimed, as described in note (5).

                                 OTHER MATTERS

Expenses of solicitation

     The accompanying proxy is solicited by and on behalf of our board of directors, and the entire cost of such solicitation will be borne by us. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of Cheniere, by personal interview, telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection with this process.

Financial and other information

     COPIES OF THE OUR COMPLETE ANNUAL REPORT AND FORM 10-K ARE AVAILABLE WITHOUT CHARGE UPON REQUEST MADE TO OUR CORPORATE OFFICES.

Stockholder proposals

     Management anticipates that Cheniere's 2001 annual stockholders meeting will be held during May 2001. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to our 2001 annual stockholders meeting must submit the proposal to us on or before December 30, 2000. Any such proposals should be timely sent to the Secretary of Cheniere, 1200 Smith Street, Suite 1740, Houston, Texas 77002-4312.

Discretionary authority

     The special meeting is called for the specific purposes set forth in the notice of special meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the special meeting. At the date of this proxy statement the only matters which management intends to present, or is informed or expects that others will present for action at the special meeting, are those matters specifically referred to in such notice. As to any matters which may come before the special meeting other than those specified above, the proxy holder will be entitled to exercise discretionary authority.

                            BY ORDER OF THE BOARD OF DIRECTORS

                                                 /s/ Don A. Turkleson
                                                 -------------------------------
                                                     Don A. Turkleson
                                                     Secretary



Dated: September 18, 2000
       Houston, Texas

                             CHENIERE ENERGY, INC.
                               Two Allen Center
                         1200 Smith Street, Suite 1740
                           Houston, Texas 77002-4312

                                     PROXY

     The undersigned hereby constitutes and appoints Charif Souki and Don A. Turkleson as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote as designated below, all shares of common stock of Cheniere held of record by the undersigned on September 11, 2000, at the special meeting of stockholders to be held on October 16, 2000, or any adjournment thereof.

1. To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a stock combination (reverse stock split) pursuant to which every four (4) shares of our outstanding common stock would be exchanged for one (1) new share of common stock.

          [_] For         [_] Against        [_] Abstain

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHENIERE ENERGY, INC. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

The undersigned stockholder hereby acknowledges receipt of the notice of special meeting and proxy statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to the special meeting. If you received more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              Signature

                                              __________________________________

                                              Signature If Held Jointly

                                              __________________________________

                                              (Please Print Name)

                                              __________________________________

                                              Number of Shares Subject to Proxy


Dated: _______________, 2000